                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 1)(1)

                               ARCH WIRELESS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    039381108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

----------------------------
(1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

--------------------                                          ------------------
CUSIP No.  039381108                  13G/A                   Page 2 of 41 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         James B. Rubin
         Resurgence Asset Management, L.L.C. (1)
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)/ /
                                                              (b)/ /
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
  NUMBER OF                7,213,931 (1)
   SHARES                  -----------------------------------------------------
BENEFICIALLY      6        SHARED VOTING POWER
OWNED BY EACH              -0-
  REPORTING                -----------------------------------------------------
 PERSON WITH      7        SOLE DISPOSITIVE POWER
                           7,213,931 (1)
                           -----------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
                           -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         7,213,931 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.4216%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP No.  039381108                  13G/A                   Page 3 of 41 Pages
--------------------                                          ------------------

(1) Resurgence Asset Management, L.L.C. ("RAM") exercises voting and dispositive power over the Issuer's securities, solely in RAM's capacity as the general partner and sole investment advisor of M.D. Sass Corporate Resurgence Partners, L.P. Accordingly, RAM may be deemed to share voting and dispositive power with each of M.D. Sass Corporate Resurgence Partners L.P. and M.D. Sass Corporate Resurgence Partners II, L.P. Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day investment activities of RAM.

--------------------                                          ------------------
CUSIP No.  039381108                  13G/A                   Page 4 of 41 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         James B. Rubin
         Resurgence Asset Management International, L.L.C. (1)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]
                                                           (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
  NUMBER OF                3,976,367 (1)
   SHARES                  -----------------------------------------------------
BENEFICIALLY      6        SHARED VOTING POWER
OWNED BY EACH              -0-
  REPORTING                -----------------------------------------------------
 PERSON WITH      7        SOLE DISPOSITIVE POWER
                           3,976,367 (1)
                           -----------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
                           -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,976,367 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.4372%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP No.  039381108                  13G/A                   Page 5 of 41 Pages
--------------------                                          ------------------

(1) Resurgence Asset Management International, L.L.C. ("RAMI") exercises voting and dispositive power over Issuer's securities (a) solely in RAMI's capacity as sole special shareholder of and sole investment advisor of M.D. Sass Corporate Resurgence International, Ltd., and (b) solely in RAMI's capacity as sole special shareholder and sole investment advisor to M.D. Sass Re/Enterprises International, Ltd. Accordingly, RAMI, may be deemed to share voting and dispositive power with each of M.D. Sass Corporate Resurgence Partners International Ltd. and M.D. Sass Re/Enterprise International Ltd. Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day investment activities of RAMI.

--------------------                                          ------------------
CUSIP No.  039381108                  13G/A                   Page 6 of 41 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         James B. Rubin
         Re/Enterprise Asset Management, L.L.C. (1)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
  NUMBER OF                4,095,269 (1)
   SHARES                  -----------------------------------------------------
BENEFICIALLY      6        SHARED VOTING POWER
OWNED BY EACH              -0-
  REPORTING                -----------------------------------------------------
 PERSON WITH      7        SOLE DISPOSITIVE POWER
                           4,095,269 (1)
                           -----------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
                           -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,095,269 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.5101%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP No.  039381108                  13G/A                   Page 7 of 41 Pages
--------------------                                          ------------------

(1) Re/Enterprise Asset Management L.L.C. ("REAM") exercises voting and dispositive power over the Issuer's securities (a) as the sole investment advisor to two employee pension plans and (b) as general partner and sole investment advisor of M.D. Sass Re/Enterprise L.P. ("Enterprise") and M.D. Sass Re/Enterprise II, L.P. ("Enterprise II"). Accordingly, REAM may be deemed to share voting and dispositive power with each of the pension plans and with Enterprise and Enterprise II. Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day investment activities of REAM.

--------------------                                          ------------------
CUSIP No.  039381108                  13G/A                   Page 8 of 41 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         Kingstreet Ltd. (1)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         British Virgin Islands
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
  NUMBER OF                92,215 (1)
   SHARES                  -----------------------------------------------------
BENEFICIALLY      6        SHARED VOTING POWER
OWNED BY EACH              -0-
  REPORTING                -----------------------------------------------------
 PERSON WITH      7        SOLE DISPOSITIVE POWER
                           92,215 (1)
                           -----------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
                           -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         92,215 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0565%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP No.  039381108                  13G/A                   Page 9 of 41 Pages
--------------------                                          ------------------

(1) Kingstreet Ltd. is the wholly-owned subsidiary of The M.D. Sass Re/Enterprise International Irrevocable Trust II (the "Trust"). Accordingly, Kingstreet Ltd. and the Trust may be deemed to share voting and dispositive power over the Issuer's securities. Voting and dispositive power on behalf of the Trust is exercised through its trustees, A. Charles Levene and CITCO International Trust Company Ltd.

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 10 of 41 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         Resurgence Parallel Fund, L.L.C. (1)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
  NUMBER OF                240,784 (1)
   SHARES                  -----------------------------------------------------
BENEFICIALLY      6        SHARED VOTING POWER
OWNED BY EACH              -0-
  REPORTING                -----------------------------------------------------
 PERSON WITH      7        SOLE DISPOSITIVE POWER
                           240,784 (1)
                           -----------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
                           -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         240,784 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.1476%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------
                                       *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 11 of 41 Pages
--------------------                                         -------------------

(1) Voting and dispositive power over the Issuer's securities is exercised through Resurgence Parallel Fund, L.L.C.'s managers, Martin D. Sass, Hugh R. Lamle and Martin E. Winter.

--------------------                                         -------------------
CUSIP No.   039381108                 13G/A                  Page 12 of 41 Pages
--------------------                                         -------------------
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         M.D. Sass Associates Inc. Employees Profit Sharing Plan (1)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         New York
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
  NUMBER OF                31,825 (1)
   SHARES                  -----------------------------------------------------
BENEFICIALLY      6        SHARED VOTING POWER
OWNED BY EACH              -0-
  REPORTING                -----------------------------------------------------
 PERSON WITH      7        SOLE DISPOSITIVE POWER
                           31,825 (1)
                           -----------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
                           -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         31,825 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0195%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 13 of 41 Pages
--------------------                                         -------------------

(1) A trustee of M.D. Sass Associates, Inc. Employees Profit Sharing Plan is Martin E. Winter.

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 14 of 41 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         James B. Rubin
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         New York
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER
   NUMBER OF               239,976 (1)
    SHARES                 -----------------------------------------------------
 BENEFICIALLY       6      SHARED VOTING POWER
 OWNED BY EACH             -0-
   REPORTING               -----------------------------------------------------
  PERSON WITH       7      SOLE DISPOSITIVE POWER
                           239,976 (1)
                           -----------------------------------------------------
                    8      SHARED DISPOSITIVE POWER
                           -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         239,976 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.1471%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 15 of 41 Pages
--------------------                                         -------------------

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 16 of 41 Pages
 --------------------                                        -------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         Devonshire Capital Partners, L.L.C. (1)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Nevada
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER
  NUMBER OF                154,014 (1)
   SHARES                  -----------------------------------------------------
BENEFICIALLY        6      SHARED VOTING POWER
OWNED BY EACH              -0-
  REPORTING                -----------------------------------------------------
 PERSON WITH        7      SOLE DISPOSITIVE POWER
                           154,014 (1)
                           -----------------------------------------------------
                    8      SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         154,014 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0944%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 17 of 41 Pages
--------------------                                         -------------------

(1) The manager of Devonshire Capital Partners, L.L.C. ("Devonshire"), Thomas M. Larkin, is responsible for ordinary management and investment decisions. However, voting of certain securities in which Devonshire owns more than 5% of the voting power must be approved of a majority of the Class A members. Class A members of Devonshire are James B. Rubin, Guadalupe G. Rubin and Thomas M. Larkin.

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 18 of 41 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         J.B. Rubin & Company Profit Sharing Plan (1)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         N/A
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
  NUMBER OF                 1,828 (1)
   SHARES                   ----------------------------------------------------
BENEFICIALLY          6     SHARED VOTING POWER
OWNED BY EACH               -0-
  REPORTING                 ----------------------------------------------------
 PERSON WITH          7     SOLE DISPOSITIVE POWER
                            1,828 (1)
                            ----------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
                            -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,828 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0011%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 19 of 41 Pages
--------------------                                         -------------------

(1)      The trustee of J.B. Rubin & Company Profit Sharing Plan is James B.
         Rubin.

--------------------                                         -------------------
CUSIP No.   039381108                 13G/A                  Page 20 of 41 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         Guadalupe G. Rubin IRA (1)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         N/A
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
  NUMBER OF                    6,993 (1)
   SHARES                      -------------------------------------------------
BENEFICIALLY             6     SHARED VOTING POWER
OWNED BY EACH                  -0-
  REPORTING                    -------------------------------------------------
 PERSON WITH             7     SOLE DISPOSITIVE POWER
                               6,993 (1)
                               -------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,993 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0043%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 21 of 41 Pages
--------------------                                         -------------------

(1)      Voting and dispositive power is executed through Guadalupe G. Rubin.

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 22 of 41 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         James B. Rubin, IRA (1)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         N/A
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    8,458 (1)
   SHARES                      -------------------------------------------------
BENEFICIALLY            6      SHARED VOTING POWER
OWNED BY EACH                  -0-
  REPORTING                    -------------------------------------------------
 PERSON WITH            7      SOLE DISPOSITIVE POWER
                               8,458 (1)
                               -------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,458 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0052%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 23 of 41 Pages
--------------------                                         -------------------

(1)      Voting and dispositive power is executed by James B. Rubin.

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 24 of 41 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         Resurgence Parallel Fund II, L.L.C. (1)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    34,494 (1)
   SHARES                      -------------------------------------------------
BENEFICIALLY            6      SHARED VOTING POWER
OWNED BY EACH                  -0-
  REPORTING                    -------------------------------------------------
 PERSON WITH            7      SOLE DISPOSITIVE POWER
                               34,494 (1)
                               -------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         34,494 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0211%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 25 of 41 Pages
--------------------                                         -------------------

(1) Voting and dispositive power over the Issuer's securities is exercised through Resurgence Parallel Fund II, L.L.C.'s managers, Martin D. Sass, Hugh R. Lamle and Martin E. Winter.

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 26 of 41 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         Resurgence Asset Management Employee Retirement Plan (1)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         New York
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    2,528 (1)
   SHARES                      -------------------------------------------------
BENEFICIALLY            6      SHARED VOTING POWER
OWNED BY EACH                  -0-
  REPORTING                    -------------------------------------------------
 PERSON WITH            7      SOLE DISPOSITIVE POWER
                               2,528 (1)
                               -------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,528 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0015%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 27 of 41 Pages
--------------------                                         -------------------

(1) The trustee of Resurgence Asset Management Employee Retirement Plan is James B. Rubin.

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 28 of 41 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         J. B. Rubin & Company Defined Contribution Plan (1)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         N/A
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    127,041 (1)
   SHARES                      -------------------------------------------------
BENEFICIALLY            6      SHARED VOTING POWER
OWNED BY EACH                  -0-
  REPORTING                    -------------------------------------------------
 PERSON WITH            7      SOLE DISPOSITIVE POWER
                               127,041 (1)
                               -------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         127,041 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0779%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 29 of 41 Pages
--------------------                                         -------------------

(1)      The trustee of J. B. Rubin & Company Defined Contribution Plan is James
         B. Rubin.

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 30 of 41 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
         Mid Ocean Capital (1)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         N/A
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    14,053 (1)
   SHARES                      -------------------------------------------------
BENEFICIALLY            6      SHARED VOTING POWER
OWNED BY EACH                  -0-
  REPORTING                    -------------------------------------------------
 PERSON WITH            7      SOLE DISPOSITIVE POWER
                               14,053 (1)
                               -------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         14,053 (1)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0086%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 31 of 41 Pages
--------------------                                         -------------------

(1) Voting and dispositive power over the Issuer's securities is exercised through A. Charles Levene.

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 32 of 41 Pages
--------------------                                         -------------------

ITEM 1(a).     Name of Issuer:  Arch Wireless, Inc.
ITEM 1(b).     Address of Issuer's Principal Executive Offices:
                        1800 West Park Drive
                        Suite 250
                        Westborough, Massachusetts  01581

ITEM 2(a).     Name of Person Filing: Resurgence Asset Management, L.L.C.
                                         ("RAM"),
                                         Resurgence Asset Management
                                         International, L.L.C. ("RAMI")
                                         Re/Enterprise Asset Management, L.L.C.
                                         ("REAM")
                                         Kingstreet Ltd.
                                         Resurgence Parallel Fund, L.L.C.
                                         ("Parallel Fund I")
                                         M.D. Sass Associates, Inc. Employees
                                         Profit Sharing Plan ("SAEPS")
                                         James B. Rubin
                                         Devonshire Capital Partners, L.L.C.
                                         ("Devonshire")
                                         J.B. Rubin & Company Profit Sharing
                                         Plan (the "Rubin Plan")
                                         Guadalupe G. Rubin IRA
                                         James B. Rubin IRA
                                         Resurgence Parallel Fund II, L.L.C.
                                         ("Parallel Fund II")
                                         Resurgence Asset Management Employee
                                         Retirement Plan ("RAM Plan")
                                         J. B. Rubin & Company Defined
                                         Contribution Plan ("Rubin Contribution
                                         Plan")
                                         Mid Ocean Capital

ITEM 2(b).     Address of Principal Business Office, or, if none, Residence:

               The address for each of RAM, RAMI, REAM, James B.
               Rubin, the Rubin Plan, Parallel Fund, Parallel Fund II, RAM Plan and Rubin Contribution Plan is:
                        10 New King Street
                        First Floor
                        White Plains, New York  10604

               The address for each of SAEPS is:
                        1185 Avenue of the Americas
                        18th Floor
                        New York, New York  10036

               The address for Kingstreet Ltd. and Mid Ocean Capital is:
                        c/o  CITCO International Trust Company, Ltd.
                        Corporate Center
                        West Bay Road
                        P.O. Box 31106 SMB
                        Grand Cayman, Cayman Islands

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 33 of 41 Pages
--------------------                                         -------------------

               The address for Devonshire is:
                        10 New King Street
                        First Floor
                        White Plains, New York 10604

               The address for the Guadalupe G. Rubin IRA and the James B. Rubin IRA is:
                        10 New King Street
                        First Floor
                        White Plains, New York 10604

ITEM 2(c).     Citizenship:  U.S.A.

ITEM 2(d).     Title of Class of Securities:  Common Stock
ITEM 2(e).     CUSIP Number:  039381108

ITEM 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
               (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;
               (b)      [ ] Bank as defined in Section 3(a)(6) of the
                        Exchange Act;
               (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;
               (d) [ ] Investment company registered under Section 8 of the Investment Company Act;
               (e) [X] An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E);
               (f)      [X] An employee benefit plan or endowment fund in
                        accordance with Rule 13d-1(b)(1)(ii)(G);
               (g)      [X] A parent holding company or control person in
                        accordance with Rule 13d-1(b)(1)(ii)(G);
               (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
               (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
               (j)      [ ] Group, in accordance with Rule
                        13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.        Ownership:

               (a)      Amount Beneficially Owned:

                        See Item 9 of each cover page

               (b)      Percent of Class:

                        See Item 11 of each cover page

               (c)      Number of shares as to which such persons has:
                        (i)     sole power to vote or to direct the vote:
                                See Item 5 of each cover page
                        (ii)    shared power to vote or to direct the vote:
                                See Item 6 of each cover page
                        (iii) sole power to dispose or to direct the disposition of:
                                See Item 7 of each cover page

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 34 of 41 Pages
--------------------                                         -------------------


                           (iv) shared power to dispose or to direct the disposition of:
                                   See Item 8 of each cover page

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 35 of 41 Pages
--------------------                                         -------------------

ITEM 5.        Ownership of Five Percent or Less of a Class: N/A
                       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                               INSTRUCTION. Dissolution of a group requires a response to this item.

ITEM 6.        Ownership of More than Five Percent on Behalf of Another Person:

                       See footnotes to each cover page

ITEM 7.        Identification and Classification of the Subsidiary
                       Which Acquired the Security Being Reported on by the Parent Holding Company:

ITEM 8.        Identification and Classification of Members of the Group:
               N/A

ITEM 9.        Notice of Dissolution of Group: N/A

ITEM 10.       Certifications.

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               The filing of this statement shall not be construed as an admission that the reporting person is, for purposes of Section 13(d) or 13(g) of the Act or for any other purpose, the beneficial owner of all of the securities covered by this statement.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001             RESURGENCE ASSET MANAGEMENT, L.L.C.

                                      By: /s/ James B. Rubin
                                      ------------------------------------
                                      James B. Rubin, Manager

                                      RESURGENCE ASSET MANAGEMENT
                                      INTERNATIONAL, L.L.C.

                                      By: /s/ James B. Rubin
                                      ------------------------------------
                                      James B. Rubin, Manager

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 36 of 41 Pages
--------------------                                         -------------------

                                      RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                                      By: /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin, Manager

                                      KINGSTREET LTD.

                                      By: /s/  A. Charles Levene
                                      ----------------------------------------
                                      A. Charles Levene, Authorized Signor

                                      RESURGENCE PARALLEL FUND, L.L.C.

                                      By: /s/  Martin D. Sass
                                      ----------------------------------------
                                      Martin D. Sass, Manager

                                      By: /s/  Martin E. Winter
                                      ----------------------------------------
                                      Martin E. Winter, Manager

                                      M.D. SASS ASSOCIATES, INC. EMPLOYEES
                                      PROFIT SHARING PLAN

                                      By: /s/  Martin E. Winter
                                      ----------------------------------------
                                      Martin E. Winter, Trustee

                                      /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin

                                      DEVONSHIRE CAPITAL PARTNERS, L.L.C.

                                      By:  /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin, Member

                                      J.B. RUBIN & COMPANY PROFIT SHARING PLAN

                                      By:  /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin, Trustee

                                      GUADALUPE G. RUBIN IRA

                                      By:  /s/  Guadalupe G. Rubin
                                      ----------------------------------------
                                      Guadalupe G. Rubin, Beneficiary

                                      JAMES B. RUBIN IRA

                                      By:  /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin, Beneficiary

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 37 of 41 Pages
--------------------                                         -------------------

                                      RESURGENCE PARALLEL FUND II, L.L.C.

                                      By:  /s/  Martin E. Winter
                                      ----------------------------------------
                                      Martin E. Winter, Member

                                      RESURGENCE ASSET MANAGEMENT EMPLOYEE
                                      RETIREMENT PLAN

                                      By:  /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin, Trustee

                                      J.B. RUBIN & COMPANY DEFINED CONTRIBUTION
                                      PLAN

                                      By:  /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin, Trustee

                                      MID OCEAN CAPITAL

                                      By:  /s/  A. Charles Levene
                                      ----------------------------------------
                                      A. Charles Levene, Authorized Signor

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 38 of 41 Pages
--------------------                                         -------------------

                          EXHIBIT INDEX TO SCHEDULE 13G
                               ARCH WIRELESS, INC.

EXHIBIT 1

Agreement between Resurgence Asset Management, L.L.C. ("RAM"), Resurgence Asset Management International, L.L.C. ("RAMI"), Re/Enterprise Asset Management, L.L.C. ("REAM"), Kingstreet Ltd., Resurgence Parallel Fund, L.L.C. The M.D. Sass Associates, Inc. Employees Profit Sharing Plan, James B. Rubin, Devonshire Capital Partners, L.L.C., J.B. Rubin & Company Profit Sharing Plan, Guadalupe G. Rubin IRA, James B. Rubin IRA, Resurgence Parallel Fund II, L.L.C., Resurgence Asset Management Employee Retirement Plan, J.B. Rubin & Company Defined Contribution Plan and Mid Ocean Capital as to joint filing of Schedule 13G.

EXHIBIT 2

Disclaimer of beneficial ownership by RAM, RAMI and REAM.

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 39 of 41 Pages
--------------------                                         -------------------

                                    EXHIBIT 1

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

Each of the undersigned hereby affirms that it is individually eligible to use
Schedule 13G, and agrees that this Schedule 13G is filed on its behalf.

Dated:  February 14, 2001

                                      RESURGENCE ASSET MANAGEMENT, L.L.C.

                                      By: /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin, Manager

                                      RESURGENCE ASSET MANAGEMENT
                                      INTERNATIONAL, L.L.C.

                                      By: /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin, Manager

                                      RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                                      By: /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin, Manager

                                      KINGSTREET LTD.

                                      By: /S/  A. Charles Levene
                                      ----------------------------------------
                                      A. Charles Levene, Authorized Signor

                                      RESURGENCE PARALLEL FUND, L.L.C.
                                      By: /s/  Martin D. Sass
                                      ----------------------------------------
                                      Martin D. Sass, Manager

                                      By:  /s/  Martin E. Winter
                                      ---------------------------------------
                                      Martin E. Winter, Manager

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 40 of 41 Pages
--------------------                                         -------------------

                                      M.D. SASS ASSOCIATES, INC. EMPLOYEES
                                      PROFIT SHARING PLAN

                                      By: /s/  Martin E. Winter
                                      ----------------------------------------
                                      Martin E. Winter, Trustee

                                      /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin

                                      DEVONSHIRE CAPITAL PARTNERS, L.L.C.

                                      By:  /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin, Member

                                      J.B. RUBIN & COMPANY PROFIT SHARING PLAN

                                      By:  /s/  James B. Rubin
                                      ------------------------------------------
                                      James B. Rubin, Trustee

                                      GUADALUPE G. RUBIN IRA

                                      By:  /s/  Guadalupe G. Rubin
                                      ----------------------------------------
                                      Guadalupe G. Rubin, Beneficiary

                                      JAMES B. RUBIN IRA

                                      By:  /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin, Beneficiary

                                      RESURGENCE PARALLEL FUND II, L.L.C.

                                      By:  /s/  Martin E. Winter
                                      ----------------------------------------
                                      Martin E. Winter, Member

                                      RESURGENCE ASSET MANAGEMENT EMPLOYEE
                                      RETIREMENT PLAN

                                      By:  /s/  James B. Ruben
                                      ----------------------------------------
                                      James B. Rubin, Trustee

                                      J.B. RUBIN & COMPANY DEFINED CONTRIBUTION
                                      PLAN

                                      By:  /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin, Trustee

                                      MID OCEAN CAPITAL

                                      By:  /s/  A. Charles Levene
                                      ----------------------------------------
                                      A. Charles Levene, Authorized Signor

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 41 of 41 Pages
--------------------                                         -------------------
                                    EXHIBIT 2

                       DISCLAIMER OF BENEFICIAL OWNERSHIP

Each of the undersigned disclaims beneficial ownership of the securities referred to in the Schedule 13G to which this exhibit is attached, and the filing of this Schedule 13G shall not be construed as an admission that any of the undersigned is, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities covered by this Schedule 13G.

Dated:  February 14, 2001

                                      RESURGENCE ASSET MANAGEMENT, L.L.C.

                                      By: /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin, Manager

                                      RESURGENCE ASSET MANAGEMENT
                                      INTERNATIONAL, L.L.C.

                                      By: /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin, Manager

                                      RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                                      By: /s/  James B. Rubin
                                      ----------------------------------------
                                      James B. Rubin, Manager